                                                                   EXHIBIT 10.15


                                        MY SUPPLEMENTAL EXECUTIVE CHOICE PROGRAM

WHAT IS THE SUPPLEMENTAL EXECUTIVE CHOICE PROGRAM?

The SECP was designed to further enhance the total value of your executive compensation package and give you even more flexibility when making benefits choices. The SECP puts you in control of making decisions that best meets your personal and family needs.

From Supplemental Life Insurance to the Car Program and Personal Excess Liability benefits, the SECP provides you with access to a wide variety of rich benefits and programs offered exclusively to Executives of The Home Depot.

HOW THE PLAN WORKS

Each calendar year, on January 1st, you will receive a supplemental benefits allowance. You can use your allowance to purchase and enroll in additional benefits. The money you spend from your allowance is considered taxable income. It will be reported on your W-2 and will be taxed in the year your benefits are paid.

Each March, the Company will make an additional payment to you to help cover the taxes incurred for benefits paid in the previous year. This additional payment also will be considered part of your taxable income and will be reported on your W-2 in the year it was paid.

SECP BENEFIT OPTIONS AT A GLANCE

SUPPLEMENTAL LONG-TERM DISABILITY INCOME PROTECTION (SDIP). You can purchase additional LTD insurance designed to replace a greater percentage of the value of your total compensation.

SUPPLEMENTAL LIFE INSURANCE (SLI). Choose from two options: (1)You can purchase Variable Universal Life Insurance for up to three times your base salary, plus incentive, and minus the $300,000 already provided by The Home Depot, up to a maximum of $700,000, or (2) purchase Term Life Insurance up to a maximum of $5 million.

MEDICAL/DENTAL REIMBURSEMENT. You may use any portion of your allowance to receive reimbursement for most medical and dental expenses not covered under the standard medical and dental plans for yourself and covered dependents.

FINANCIAL SERVICES. You may elect to receive reimbursement for financial services up to 50% of your allowance.

PERSONAL EXCESS LIABILITY INSURANCE. This liability insurance covers claims against you for bodily injury, property damage, and personal injury liability after your primary contract limits exhaust, up to $5 million. You may increase your coverage up to $15 million.

CAR PROGRAM. You may elect to receive up to 50% of your allowance, paid quarterly, for gasoline, repairs, and car insurance on your personal vehicle.

SERVICEMASTER. In the near future, The Home Depot will provide you the option to purchase residential maintenance and repair services as part of your SECP benefits.

ENROLLING

After you have reviewed all your options, you must complete and return the EXECUTIVE BENEFITS ELECTION WORKSHEET and other pertinent forms to enroll. Please use the SECP enrollment checklist on the following page as your guide.

Every year you will have a chance to change your elections and redistribute all of your allowance dollars.

FORMS YOU WILL USE

-  SECP Enrollment Checklist

-  Executive Benefits Election Worksheet

-  UNUM Application

-  Nationwide Application

-  Nationwide Notice and Consent for Blood, Urine, or Oral Fluid Testing

-  Nationwide Authorization to Obtain and Disclose Information

-  Variable Life Supplement Allocation

-  Security-Connecticut Application

JUST FOR YOU

For your convenience, the information in the SECP section has been personalized for you, based on your base salary, target incentive, target stock option grants, age, sex, and current position. Please refer to the appropriate tab for a detailed description of the options available and how each can work for you.

If you wish to spend more on SECP options than your annual supplemental benefits allowance permits, you may write a personal check directly to The Home Depot for the difference, and return it with the EXECUTIVE BENEFITS ELECTION WORKSHEET.

                                                       SECP ENROLLMENT CHECKLIST

For your convenience, we have prepared the following enrollment checklist. Please follow these steps before returning your EXECUTIVE BENEFITS ELECTION WORKSHEET.

Review EACH SECTION before making your final elections.

Complete the EXECUTIVE BENEFITS ELECTION WORKSHEET, located in the back pocket of this binder.

Complete the SDIP AND/OR SUPPLEMENTAL LIFE INSURANCE FORM(S) if you choose any of these options. (These forms are also located in the back pocket of this binder.)

Review all forms for completeness and accuracy.

Sign and date all forms.

Keep a copy of all forms.

Return all original forms to the Executive Benefits Representative, Benefits Department, C-9, Atlanta SSC within two weeks of receiving this enrollment kit. If you have questions about how the program works, or about any of the options, please call the Executive Benefits Representative at the Store Support Center in Atlanta. Refer to the Resource List behind the Updates Tab for contact information.

                             SUPPLEMENTAL LONG-TERM DISABILITY INCOME PROTECTION
                                                                          (SDIP)
WHAT IS SDIP?

Supplemental Long-Term Disability Income Protection is an additional way to protect your income should you become disabled. It enhances your current disability benefit by allowing you to protect the value of stock options through an individual disability policy.

To further add to the value of your Total Value Package, The Home Depot has obtained from UNUM special premium rates for our Executives. Your premium will be 20% lower than UNUM's regular premium.

HOW THE PLAN WORKS

If your employment ends because of your permanent and total disability, your existing stock options will generally become 100% vested, but you should check your grant agreement for your particular vesting provisions. In addition, you will not be eligible to receive new stock option grants while on disability. SDIP will pay 60% of the current value of stock option grants, for as long as you are considered permanently disabled (up to an additional $5,000 per month of benefit).

In addition, if you are approved for disability benefits under the Company's Long-Term Disability (LTD) Plan, you will receive 60% of your base salary plus bonus, tax-free, up to a maximum benefit of $25,000 per month. If you are receiving income from other eligible sources, your monthly benefit plus "other income" cannot be more than 70% of your gross monthly earnings. For full details on the Company-paid LTD Plan, refer to your Salaried Benefits Summary.

IF YOU ARE A NEW ASSOCIATE

If you are a newly eligible Associate with no history of stock option grants, you will be allowed to purchase a policy equal to 10% of your base salary in your initial year of eligibility. If you have received stock option grants, you will be eligible to insure them at 60% up to a maximum of $5,000 per month of benefit. Each year you will be able to update your coverage to protect your stock option grants.

CURRENT DISABILITY INSURANCE

If you already own individual disability insurance, you can acquire a benefit equal to the maximum available under the SDIP, less the amount of your individual coverage. However, because of the 20% premium discount, it may be in your best interest to consolidate your coverage with this new plan through UNUM.

IMPORTANT NOTE: You must NOT modify, lapse, or cancel your personal coverage until your new coverage becomes effective. You will receive a confirmation with the SDIP effective date after your enrollment is processed and approved.

                                                          THE ADVANTAGES OF SDIP

NO MEDICAL AND FINANCIAL REQUIREMENTS. You will not have to provide evidence of good health or be subject to any pre-existing condition limitation if you enroll when you first become eligible, and you have been actively working full time during the past 30 days. Otherwise, you will be required to provide evidence of good health during subsequent annual enrollment periods.

TAX-FREE BENEFITS. Since you will pay the SDIP premiums with money from your supplemental benefits allowance, any benefits you receive from this plan will be tax free. Please consult with your personal tax advisor for tax laws that may apply to your personal situation.

PERMANENT DISCOUNTS. As long as you are employed with The Home Depot, your premiums will be based on preferred rates, normally at a 20% discount.

GUARANTEED PORTABLE COVERAGE. SDIP is individually owned by you and can be taken with you should you leave The Home Depot, provided you personally continue to pay the premiums.

GUARANTEED BENEFITS. Your benefits cannot be reduced, and your policy cannot be canceled before age 65 without your permission -- even if your compensation is reduced. However, each year you will have the opportunity to increase your benefit in the event there is an increase in the value of your stock option grants, (up to $5,000/month of benefit).

CATASTROPHIC BENEFITS. If you suffer a catastrophic disability resulting in your inability to perform two or more activities of daily living (such as bathing, dressing, toileting, continence, eating), your SDIP benefit amount will increase by an additional $5,000 per month.

LONG-TERM CARE CONVERSION. Should you retire or decide that you no longer need additional disability protection, this policy is convertible to a long-term care policy with no evidence of good health.

IMPORTANT NOTE: Your premium will be approximately 25% higher if you smoke. If you stop smoking for one year, your premium can be reduced. This policy does not pay benefits that are based on injury or sickness caused by, contributed to or which result from the following: war or an act of war, whether declared or undeclared; intentionally self-inflicted injury; your commission of or your attempt to commit a crime under a state or federal law or your engagement in an illegal occupation; or the suspension, revocation or surrender of your professional or occupational license or certification. No benefits will be payable for any period of disability in which you are incarcerated in a penal or correctional institution for a period of 30 consecutive days or longer. No benefits are payable at death.

                                               SUPPLEMENTAL LIFE INSURANCE (SLI)

You have the choice of two Individual Supplemental Life Insurance options as part of your Total Value Package for Executives.

VARIABLE UNIVERSAL LIFE POLICY. You may purchase up to 3 times your base pay, plus targeted incentive, minus the $300,000 of coverage already provided by The Home Depot through the medical plan's $50,000 Basic Life Insurance and $250,000 Executive Life Death Benefit Only up to a maximum of $700,000.

Variable universal life insurance is a combination of VARIABLE LIFE and UNIVERSAL LIFE INSURANCE. Variable life offers cash value benefits that vary according to the investments backing the contract. Universal life offers death benefits and accumulates cash values. Cash value withdrawals are not allowed until after you retire or terminate employment with The Home Depot.

TERM LIFE POLICY. You may purchase $1 million to $5 million Term Life Insurance in $500,000 increments. Your premiums will be fixed for a period of 10 or 15 years, whichever you choose.

PLEASE REVIEW THE CHART ON THE FOLLOWING PAGE TO COMPARE THESE TWO SUPPLEMENTAL LIFE INSURANCE OPTIONS.

                                    SUPPLEMENTAL LIFE INSURANCE COMPARISON CHART

FEATURES       VARIABLE UNIVERSAL LIFE                                                          TERM LIFE
--------       -----------------------                                                          ---------
POLICY TYPE    A permanent policy that builds cash values.                                      Life insurance policy that
                                                                                                offers coverage for a fixed
                                                                                                period of time of 10 or 15 years.

MAXIMUM        Up to $700,000.                                                                  Up to $5 million.
COVERAGE
AMOUNT

INVESTMENT     You choose the investments into which the cash value dollars                     Not available on this policy.
OPTIONS        are placed. Your investment options consist primarily of a portfolio of mutual funds ranging from money market to stock funds. Please refer to the enclosed prospectus for details.

CASH VALUES    Cash values are not guaranteed. It depends on the investment                     Not available on this policy.
               performance of your underlying funds.

MEDICAL EXAM   Based on your age and the amount of life insurance you are                       Requires full medical underwriting.
REQUIREMENT    purchasing, you may be required to take a medical exam or provide other medical underwriting requirements.

PORTABILITY    Should you leave The Home Depot, you can continue this coverage                  Should you leave The Home Depot,
               provided you personally continue to pay any future premiums that                 you can continue this coverage
               may be required.                                                                 provided you personally continue to
                                                                                                pay any future premiums that may be
                                                                                                required.

COMPANY        Nationwide Life Insurance Company                                                Security-Connecticut Insurance
                                                                                                Company

MINIMUM        Increases each year based on your age and builds minimal cash                    Not available on this policy.
PREMIUM        values.

LEVEL          Normally stays the same and builds cash values.                                  The premium is level for the period
PREMIUM                                                                                         of time chosen, 10 or 15 years, and
                                                                                                then increases.

TAX-FREE       Cash values will accumulate on a tax-deferred basis. At your                     At your death, your beneficiaries
DEATH BENEFIT  death, your beneficiaries will receive an income tax-free death                  will receive an income tax-free
               benefit.                                                                         death benefit.

FLEXIBILITY    You choose which premium you wish to pay towards the SLI policy                  It allows you to buy a greater
               -- Minimum Premium or Level Premium.                                             amount of life insurance.

TERMINATION    The cash value, if any, is returned to you tax free.                             The policy will cease upon the
OF POLICY                                                                                       expiration of the premium paid
                                                                                                date.

IMPORTANT NOTE: If you elect the Variable Universal Life, you need to designate on your enrollment form which funds you would like to invest your money in and in what proportion. Your selections must total 100%. IF YOU DO NOT ELECT AN INVESTMENT OPTION, YOU WILL AUTOMATICALLY RECEIVE THE MONEY MARKET FUND. Information on each fund can be found in the prospectus on web site www.bestofamerica.com. If you would like a copy of the prospectus, please contact the Executive Benefits Representative.

THE HOME DEPOT
Supplemental Executive Choice Program
Term Life Insurance
Annual Premium Rates
Premium Rates Per $1,000,000 of Life Insurance Coverage

NON-TOBACCO/NON-SMOKER RATES

                    ANNUAL PREMIUM                 ANNUAL PREMIUM
 AGE             FOR 10 YR. LEVEL TERM          FOR 15 YR LEVEL TERM
 ---             ---------------------          --------------------
25-29                    625                            765
30-34                    635                            805
35-39                    645                            845
40-44                    945                          1,325
45-49                  1,415                          1,955
50-54                  2,045                          2,975
55-59                  3,015                          4,375
60-64                  4,705                          6,635
65-69                  8,395                         13,035

TOBACCO/SMOKER RATES

                             ANNUAL PREMIUM            ANNUAL PREMIUM
 AGE                      FOR 10 YR. LEVEL TERM     FOR 15 YR LEVEL TERM
 ---                      ---------------------     --------------------
25-29                             1,855                     2,605
30-34                             1,915                     2,735
35-39                             1,995                     2,775
40-44                             2,705                     3,845
45-49                             4,345                     6,205
50-54                             6,955                    10,215
55-59                            10,065                    14,985
60-64                            16,115                    20,965
65-69                            27,835                    31,415

Please note that the above figures are an estimate of annual premiums required for $1,000,000 of term life insurance coverage and is hypothetical in nature. The executive will need to be medically underwritten. Based on the underwriting results, the executive's premium could be higher or lower than those illustrated above.

THE HOME DEPOT
Supplemental Executive Choice Program
Variable Universal Life Insurance
Annual Level Premium
Premium Rates Per $100,000 of Life Insurance Coverage
Tobacco/Smoker Rates

                       ANNUAL
AGE RANGE              PREMIUM
---------              -------
Under 35               $1,025

35-39                  $1,300

40-44                  $1,750

45-48                  $2,300

49-52                  $3,225

53-57                  $4,625

58-62                  $5,600

63-64                  $6,400

65                     $6,675

Assumptions Used:
Pay annual premiums to age 65 or minimum of 10 years
Assuming 8% Gross Rate of Return
Option 1 Level Death Benefit
Endowment for specified amount at maturity (age 100)
Tobacco Usage

THE HOME DEPOT
Supplemental Executive Choice Program
Variable Universal Life Insurance
Annual Level Premium
Premium Rates Per $100,000 of Life Insurance Coverage
Non-Tobacco/Non-Smoker Rates

                       ANNUAL
AGE RANGE              PREMIUM
---------              -------
Under 35               $725

35-39                  $975

40-44                  $1,325

45-48                  $1,750

49-52                  $2,500

53-57                  $3,650

58-62                  $4,575

63-64                  $5,000

65                     $5,250

Assumptions Used:
Pay annual premiums to age 65 or minimum of 10 years
Assuming 8% Gross Rate of Return
Option 1 Level Death Benefit
Endowment for specified amount at maturity (age 100)
Non-Tobacco Usage

THE HOME DEPOT
Supplemental Executive Choice Program
Variable Universal Life Insurance
Annual Minimum Premium
Premium Rates Per $100,000 of Life Insurance Coverage

NON-TOBACCO/NON-SMOKER RATES

 AGE       YEAR 1    YEAR 10    YEAR 15    YEAR 20    YEAR 25    YEAR 30
 ---       ------    -------    -------    -------    -------    -------
26-30        395        432        454        477        502        527
31-35        431        471        495        521        547        575
36-40        552        604        635        667        701        737
41-45        674        805        889        982      1,084      1,197
46-50        893      1,165      1,351      1,566      1,815      2,104
51-55      1,202      1,711      2,081      2,532      3,081      3,749
56-60      1,844      2,625      3,193      3,885      4,727      5,751
61-65      2,557      3,639      4,428      5,387      6,554      7,974

TOBACCO/SMOKER RATES

 AGE       YEAR 1    YEAR 10    YEAR 15    YEAR 20    YEAR 25    YEAR 30
 ---       ------    -------    -------    -------    -------    -------
26-30        475        520        546        574        603        634
31-35        557        666        735        811        896        989
36-40        774        925      1,021      1,128      1,245      1,375
41-45      1,054      1,260      1,391      1,535      1,695      1,872
46-50      1,426      1,861      2,157      2,501      2,899      3,360
51-55      1,916      2,500      2,898      3,360      3,895      4,515
56-60      2,758      3,599      4,172      4,836      5,606      6,499
61-65      4,095      5,343      6,194      7,181      8,324      9,650

Please note that the above figures are an estimate of annual premiums required to keep a minimally funded life insurance contract in force and is hypothetical in nature.

Please refer to an illustration for more detailed information about the policy premium, cash value and death benefit.

                                                    MEDICAL/DENTAL REIMBURSEMENT

ABOUT THE PLAN

The Medical/Dental Reimbursement option allows you to set aside any portion of your annual allowance to reimburse yourself for most medical and dental expenses not covered under the standard medical and dental plans. Only expenses that are considered tax-deductible under the IRS rules for personal income tax purposes will be eligible for reimbursement under this account.

HOW THE PLAN WORKS

- You decide how much of your annual allowance you wish to allocate toward the Medical/Dental Reimbursement account.

- Home Depot will set up a Medical/Dental Reimbursement account for you with CIGNA Healthcare - FSA Unit/Home Depot Executives.

- Any patient balances will be submitted to CIGNA Healthcare - FSA Unit for reimbursement from your Medical/Dental Reimbursement Account.

TO RECEIVE PAYMENT

To receive payment of any patient balances eligible for reimbursement under the Medical/Dental Reimbursement Account, please follow instructions listed below.

- Always submit the original charges for medical and dental services to your insurance company first.

- If you are enrolled in CIGNA PPO, CIGNA Traditional/Traditional Plus Dental, or United Healthcare PPO, any patient balances will be automatically submitted to CIGNA Healthcare FSA Unit for payment.

- If you are enrolled in Aetna PPO or Health Net POS, you will be required to submit copies of your Explanation of Benefits (EOB) to CIGNA Healthcare - FSA Unit.

- If you are enrolled in an HMO and/or the CIGNA Managed Dental Plan, you will be required to submit copies of any receipts to CIGNA Healthcare - FSA Unit.

- Submit copies of all prescription and vision care receipts directly to CIGNA Healthcare - FSA Unit for payment.

- Use the envelopes located in the pocket at the back of this binder to send EOBs and receipts to CIGNA Healthcare - FSA Unit.

APPROVED EXPENSES UNDER IRS REGULATIONS

-   Prescribed drugs and insulin

-   Doctors and clinics

-   Dentists and orthodontists

-   Glasses, contact lenses, eye examinations

-   Contact lens insurance

-   Hospitals, nurses, alcoholism treatment & ambulance

-   Lab tests, therapy, x-ray, anesthesiology

-   Prescribed medical equipment (with doctor's written orders)

-   Corrective devices, thermometers, vaporizers

-   Hearing aids, batteries & related equipment costs

-   Artificial limbs & teeth

-   Nursing or retirement home (medical care only)

-   Schooling for disabled dependents


To allocate any of your supplemental annual allowance to your Medical/Dental Reimbursement account, enter the amount on the EXECUTIVE BENEFITS ELECTION WORKSHEET.

                                                              FINANCIAL SERVICES

ABOUT THE PLAN

With all the many compensation and benefits programs available to you as an Executive of The Home Depot, we want to facilitate the opportunity for you to seek professional assistance in making financial decisions.

The Home Depot is proud to offer you the option to allocate up to 50% of your annual allowance for Financial Services.

HOW THE PLAN WORKS

You can be reimbursed for expenses related to any of the following Financial Services up to 50% of your annual allowance:

-   Investment Planning and Management

-   Financial Position Assessment

-   Income Tax Planning

-   Tax Preparation

-   Insurance Review

-   Estate Planning

You may choose any financial planner. If you do not currently have a financial planner, for your convenience, we are providing a limited list of companies that provide an integrated approach to financial planning and counseling services.

REIMBURSEMENT

To receive reimbursement, you must submit your invoice(s) no later than December 1st of each year. If you select AMG Guaranty Trust, The Home Depot will be billed directly for the amount shown in the Financial Planning and Counseling section of your worksheet.

To use some of your supplemental benefits allowance for Financial Services, enter the amount you wish to allocate towards financial services reimbursement on the EXECUTIVE BENEFITS ELECTION WORKSHEET. This amount cannot exceed 50% of your annual allowance.

                                                                COMPANY PROFILES

                                IMPORTANT NOTICE

The following list of financial planners is provided to assist you in finding a professional to help you with your financial planning needs. The list is compiled solely from information obtained from other Home Depot Associates as to planners they have used and companies that have contacted us. The Home Depot does not endorse any of these financial planners and has not verified that they are appropriately licensed, certified or otherwise qualified or competent. The Home Depot specifically disclaims any liability or responsibility for any actions or omissions of any individuals or institutions listed. The decision to use a financial planner and the identity of any financial planner that you choose to work with are entirely within your discretion. You are encouraged to research, interview, and evaluate several financial planners to find the one that is right for you.

See http://www.bbb.org/library/finplanner.asp and www.laicfp.org for information about selecting a financial planner.

                                                                COMPANY PROFILES

AMG GUARANTY TRUST

AMG Guaranty Trust, N.A., provides comprehensive financial counseling, investment advisory, trust and wealth management services to corporate executives, high-net-worth individuals, and institutions. We manage more than $1 billion of assets and advise on more than $4 billion. As of August 2001, AMG Guaranty Trust is a nationally chartered, non-depository trust bank.

PLANNING PHILOSOPHY

As a fee-only, independent firm, AMG Guaranty Trust provides objective advice. We do not sell insurance, recommend or manage our own mutual funds, underwrite securities, or receive commissions from the sale of financial products. We believe that it is important to look at a client's entire financial situation and that planning must be comprehensive in scope. We offer a wide range of services in order to provide our clients with an integrated financial strategy that addresses all of their planning needs. AMG Guaranty Trust focuses on developing customized solutions to help our clients achieve their financial goals, manage their wealth, and obtain peace of mind.

INVESTMENT PHILOSOPHY

AMG's investment philosophy is based on the key concepts of modern portfolio theory and asset class diversification. We identify the client's long-run financial goals and risk tolerance level and identify a strategic investment plan that includes a customized asset allocation by investment category (large cap growth, small cap value, etc). We recommend specific investments in mutual funds, separate accounts, and/or other suitable investments such as alternative investments for each asset class.

EQUITY MARKET PHILOSOPHY

We develop a diversified asset allocation by investment style that includes large and small cap growth, large and small cap value, international (developed countries and emerging countries) and depending on the client, we may also include REITs, energy and precious metals. We typically select mutual funds and in certain cases, separate account managers for each asset class.

In certain situations, we recommend alternative investments such as venture capital, hedge funds, etc. depending on the client's goals, risk tolerance and net-worth position. We have the capability, if the client is interested, to put together an individual stock portfolio that is customized to his/her current holdings. However, our primary function is to serve as "asset allocators," not individual stock pickers.

There are no additional fees or commission unless we have discretion over the portfolio (this means that we implement our investment recommendations and provide quarterly performance reporting). In that case, we charge a percentage based on the dollar amount of assets managed by AMG.

BOND MARKET PHILOSOPHY

We believe that a well-diversified portfolio includes fixed-income investments and thus, we determine the percentage invested in fixed income based on the client's overall objectives and risk tolerance. Typically, we structure a laddered portfolio of various maturities and purchase the bonds rather than invest in mutual funds or separate accounts due to the economic advantage. We consider holdings in government corporate and tax-exempt investments with varying maturities depending on our view of the economy and interest rate policy.

There are no additional fees or commissions unless we have discretion over the portfolio (this means that we implement our investment recommendations and provide quarterly performance reporting). In that case, we charge a percentage based on the dollar amount of assets managed by AMG.

INDIVIDUALIZED SERVICES AND ASSOCIATED FEES

TAX PLANNING. Included in AMG's financial counseling service for Home Depot executives: tax planning includes preparation of income tax projections and withholding analysis. AMG's financial counselors along with the firm's in-house CPAs make recommendations to help clients reduce their tax burden.

TAX RETURN PREPARATION. Included in AMG's financial counseling service for Home Depot executives; federal, state, and local individual tax returns prepared by firm's in-house CPAs.

ESTATE DESIGN COUNSELING. Included in AMG's financial counseling service for Home Depot executives; estate planning involves the review of existing estate plan arrangements, identifying alternative estate plan techniques and recommending adjustments. AMG counselors can work with outside estate attorneys to complete the drafting of estate documents since that is not done in-house.

ESTATE DOCUMENT PREPARATION. AMG does not do this.

FINANCIAL REPORTS. Included in AMG's financial counseling service for Home Depot executives; includes reports such as cash flow and net worth analysis, financial security analysis in the event of retirement, death, and disability, compensation and benefits analysis, stock option exercise strategy, investment plan, and overall strategic financial plan.

BILL PAYING. $50/hour.

PRODUCT SALES. AMG does not sell any type of products.

FINANCIAL COUNSELING FEES HAVE BEEN NEGOTIATED DIRECTLY WITH THE HUMAN RESOURCES/BENEFITS DEPARTMENT AND VARY DEPENDING ON THE EXECUTIVE'S LEVEL IN THE ORGANIZATION.

CLIENT PROFILE

AMG Guaranty Trust works with high-net-worth individuals throughout the US, many of whom are senior and mid-level executives with Fortune 100 companies. AMG works with corporate clients in a number of sectors and works with companies such as AT&T, AT&T Wireless, Ball Aerospace, Conoco, DuPont, Eastman Kodak, PPG, Qwest and VF Corporation. AMG also works with entrepreneurs, small business owners, foundations and endowments.

EMPLOYEE PROFILE

AMG counselors, portfolio managers, and technical specialists are highly educated and credentialed, and most hold degrees or designations such as CFP, CFA, CPA, MBA, JD, or PhD. At AMG, each financial counselor works with a team consisting of a financial analyst and an administrative assistant. Counselors are also supported by in-house professionals who specialize in economic research, investment analysis, corporate compensation and benefits, and tax research and preparation.

FEE STRUCTURE

(AS NEGOTIATED WITH HOME DEPOT IN DECEMBER 1998)

EVPs and SVPs - first year $8,190 and $6,300 ongoing

VPs - first year $6,825 and $5,250 ongoing

This includes financial counseling and tax return preparation. Other services like discretionary investment management are additional.

HISTORY

AMG was founded in 1972 by Earl Wright and Michael Bergmann as a wealth management firm to provide a broad range of financial advisory services to high-net-worth individuals and institutions. To expand its services and better serve its clients, AMG consolidated with the trust division of Guaranty Bank and Trust in August 2001 to form AMG Guaranty Trust, a nationally chartered, non-depository trust bank. AMG Guaranty Trust has more than 100 employees located in Denver, Chicago, New Jersey, and Philadelphia, serving more than 1,500 clients nationwide

FIRM CHARACTERISTICS

AMG Guaranty Trust distinguishes itself in the corporate planning marketplace in a few ways. One, the firm does not sell insurance or any type of financial product because of its commitment to deliver objective, unbiased advice to our clients. Two, the cornerstone of AMG's business is financial counseling in the corporate marketplace, and the firm has more than thirty years of experience in providing comprehensive services to executives to meet all of their planning needs. Servicing our clients is extremely important to AMG, and the firm carefully manages the number of clients each counselor has in order to provide the highest quality of personal service.

LOCATION AND CONTACT INFORMATION

Headquarters are in Denver with offices in Chicago, New Jersey and Philadelphia. AMG financial counselors meet with clients at the location of their choosing.

Nancy Hallowell
Director, Marketing Communications
nmhallowell@amg-trust.com
Telephone: 303-486-1440
           800-999-2190


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
THE AYCO COMPANY, L.P.

The Ayco Company, L.P., is the nation's premier financial counseling organization, having originated objective, fee-based financial counseling more than 30 years ago. Our firm has grown because of our dedication to our clients and their families and our desire to provide the highest quality and most comprehensive financial counseling advice. Ayco is organized into four business groups: Ayco Financial Counseling, Financial Related Services (FRS), Management Benefit Services (MBS), and Ayco Investment Services.

Ayco is unique in that our size and commitment to excellence allows us to provide Account Managers and clients with technical support that is unparalleled in the areas of Benefits and Compensation, Substantive Policy, Investment Planning, Tax and Insurance. Each of these technical groups provides extensive, on-going training, research and a variety of written communications designed to educate Ayco's Account Managers and keep them current on all technical issues.

PLANNING PHILOSOPHY

The delivery of Ayco Financial Counseling is predicated upon a five-point philosophy:

- OBJECTIVITY - We are fee-based and are focused entirely on what is best for each client.

- CONFIDENTIALITY - Under no circumstances will we divulge any information to any source, for any reason whatsoever, without the express authority of our client. We treat client material and information with the highest possible degree of confidentiality.

- COMPREHENSIVENESS - Our systems approach to comprehensive financial counseling integrates our clients' benefits and compensation plans with their estate planning, income tax, risk protection, retirement and investment planning needs.

- CONTINUITY - Our business is built and sustained on relationships. Our clients' financial affairs are very personal to them and their families. We become their trusted advisors and develop long-term relationships. Our low turnover rate in our Account Manager ranks - less than 1% per year - is evidence of our loyalty and commitment to our clients.

- PROACTIVE IMPLEMENTATION - We get things done for our clients, thereby achieving an effective and integrated financial plan.

INVESTMENT PHILOSOPHY

The underpinnings of Ayco's investment planning are strategic asset allocation, coupled with modern portfolio theory, to match each client's personal investment goals and risk tolerance with an asset allocation. The ultimate objective is to design and implement an investment plan that accounts for a client's investment philosophy and achieves his or her short- term and long-term financial goals.

EQUITY MARKET PHILOSOPHY

Ayco does not subscribe to tactical asset allocation (short-term portfolio changes based on market forecasts and/or economic assumptions) or market timing. Clients should remain fully invested at all times. Ayco's bias is toward large cap growth, large cap value, and fixed income investments.

BOND MARKET PHILOSOPHY

Ayco recommends high quality (AA or AAA) laddered bond portfolios with maturities between two and ten years.

INDIVIDUALIZED SERVICES AND ASSOCIATED FEES

Ayco's Comprehensive Counseling service is all encompassing. All issues affecting the financial well-being of our clients are within the parameters of this program. We provide thorough, comprehensive analyses, integration and implementation in the following financial planning areas: Tax Planning, Tax Return Preparation, Estate Design Counseling, Estate Document Preparation, Financial Reports, Bill Paying, Product Sales and Executive Compensation and Benefits Planning.

Our counseling services also focus on investment planning, risk management, retirement planning, education funding and financial counseling for dependents.

CLIENT PROFILE

The type of client organizations Ayco serves are primarily publicly traded, medium-to-large sized FORTUNE 100 blue chip and technology firms. Our client organizations range from long-standing corporate icons to the new start-up companies and e-businesses. Our clients also include small companies, privately held entities and individual business people, entrepreneurs and other high net worth individuals. Ayco offers a portfolio of services designed to meet the needs of corporate employees at all levels of an organization. Ayco's Comprehensive Counseling Service is designed for senior executives earning greater than $250,000 annually.

EMPLOYEE PROFILE

EXPERIENCE - Ayco Account Managers all have advanced degrees (JD, MBA, or CPA). Further, Ayco Account Managers have successfully completed the NASD Series 7, Series 63 and/or 65 licensing and have their individual state sanctioned insurance license. Ayco Account Managers participate in all ongoing formal training provided by our company and are certified by our Quality Control Office as meeting "Ayco Standard" in the delivery of financial planning services. In addition, they are seasoned professionals who have had several years of experience with Ayco.

ADVISOR RETENTION - The annual turnover rate for Ayco associates is extremely low compared with the industry standard of 35%. The turnover rate for our Account Managers is less than 1%, which provides strong evidence of their loyalty, as well as Ayco's commitment to continuity for Home Depot's executives. Our upper management, including our Account Managers, are strongly motivated by the fact that they are partners in the firm or are on a partnership track.

FEE STRUCTURE

The first year fee for Ayco Financial Counseling is $15,000 and the Continuing Service fee is $10,000. We reserve the right, subject to company approval, to adjust the counseling fees for individuals with unusually complex financial situations.

HISTORY OF AYCO

This year, Ayco celebrates its 30th anniversary of delivering objective, fee-based comprehensive financial counseling and education services to corporate executives and employees.

Prior to our incorporation as a privately held firm in 1971, our founders identified an opportunity to be personal chief financial officers and oversee the financial affairs for extremely busy corporate executives charged with achieving corporate goals and increasing shareholder value. When the day was done, these executives had little time, interest and/or desire to understand and navigate the complex and sophisticated company benefits and comprehensive plans and integrate those with their estate planning, income tax and wealth accumulation needs.

Ayco remained privately held until 1983 when it was acquired by one of our corporate clients, The American Express Company. The infusion of capital and name recognition allowed us to grow our business.

In December 1994, Ayco underwent a management buyout resulting in our current entity: The Ayco Company, L.P. Ayco has a history rich in the development of creative ideas that are now mainstays in the industry. We do not advertise - we grow our business with client referrals. Our business has grown because of our dedication to our clients and their families and our desire to provide the highest quality and most comprehensive financial advice.

FIRM CHARACTERISTICS

Ayco has the largest market share and greatest national presence of all fee-based counseling firms. Ayco serves 9,100 executives at over 325 major corporations.

- While many accounting firms, banks, brokers or insurance companies offer "financial planning," it is not their core business. At Ayco, objective, corporate-sponsored financial counseling is our business.

- Ayco Financial Counseling allows executives to focus on running the business and achieving corporate goals with the knowledge and comfort that a professional is overseeing and managing their financial affairs.

- Ayco's Account Managers are the best trained in the world, with credentials that surpass the industry-standard Certified Financial Planner (CFP) designation.

- Ayco Account Managers' compensation is tied directly to extraordinarily high levels of client satisfaction and retention. We place a strong emphasis on quality control to ensure continued commitment to expert advice. Our quality control staff conducts random audits of client files to ensure completeness, accuracy and creativity of ideas as well as adherence to company policies and legal positions.

- In addition to the formal education and training required, Ayco conducts continuous comprehensive internal training to ensure that our Account Managers are always aware of all legislative and regulatory changes that will affect their clients' financial well-being.

- Ayco Financial Counseling is comprehensive. Executives are not put in a position of having to choose among services, thereby exposing them to the danger of making incorrect choices about the assistance they require because they are not aware of the high degree of interrelation among various financial decisions.

- Ayco Financial Counseling is the most objective, comprehensive, and proactive in advice and implementation of any service offered to corporate executives.

LOCATION AND CONTACT INFORMATION

Ayco is headquartered in Albany, New York, and has nine offices strategically located across the country for the convenience of our clients. Ayco's counseling offices are in the following locations: Atlanta, Georgia; Ballston Spa, New York; Clifton Park, New York; Chicago, Illinois; Dallas, Texas; Parsippany, New Jersey; Los Angeles, California; Pittsburgh, Pennsylvania; and Troy, Michigan.

Mr. Eric Chew, Senior Account Manager
The Ayco Company, L. P.
Executive Woods, Suite 120
855 Route 146
P. O. Box 8009
Clifton Park, NY 12065-8009
Phone: 518-373-2500
Fax: 518-373-0395

E-mail: echew@ayco.com

SIGMA FINANCIAL, INC.

Provides corporate officers with comprehensive, highly individualized financial counseling, including investment, estate and tax planning and education funding.

PLANNING PHILOSOPHY

-   Highly analytical

- Utilizes compensation and insurance benefits provided through the employer as the primary source of wealth creation and protection

-   Emphasizes long-term equity and bond holdings

-   Minimizes transaction and holding costs

-   Minimizes taxable gain recognition

INVESTMENT PHILOSOPHY

Concentration on the management of company plan resources, particularly stock option diversification strategies.

EQUITY MARKET PHILOSOPHY

BIAS. Emphasizes long-term continuity of investment holdings.

ADDITIONAL FEES OR COMMISSIONS. None.

BOND MARKET PHILOSOPHY BIAS. To provide a liquid counterbalance to company stock concentration.

ADDITIONAL FEES OR COMMISSIONS. None.

INDIVIDUALIZED SERVICES AND ASSOCIATED FEES

TAX PLANNING. Tax and withholding planning available; no additional fee.

TAX RETURN PREPARATION. No.

ESTATE DESIGN COUNSELING. Complete estate counseling available; no additional fee.

ESTATE DOCUMENT PREPARATION. No.

FINANCIAL REPORTS. Comprehensive financial asset summary provided quarterly; no additional fee.

BILL PAYING. No.

PRODUCT SALES. No

CLIENT PROFILE

Sigma Financial has approximately 140 active and retired corporate officers from various Fortune 500 companies, including General Electric, AOL Time Warner, IPG, TRW, and The HomeDepot.

EMPLOYEE PROFILE

EXPERIENCE. Education and employment backgrounds in accounting, finance, computer science, law, and economics.

ADVISOR RETENTION. Client's direct advisor very seldom changed.

FEE STRUCTURE

FIXED OR INITIAL FEE. Initial Fee (currently $13,500), billed only when client is satisfied with financial plan; initial fee includes one year of ongoing financial management/analysis.

MAINTENANCE FEE. Annual maintenance fee equal to 60% of that year's initial fee.

ANCILLARY FEES. No commissions, management or miscellaneous fees.

HISTORY

Sigma Financial was founded in 1981.

FIRM CHARACTERISTICS

-   Closely held firm

-   Corporate officer specialty firm

- Smaller client base provides for more comprehensive and personalized counseling services

-   Provides all necessary assistance to accomplish recommendations

-   No revenue-sharing agreements with brokerage or insurance companies

-   High advisor continuity

-   High client retention, clients are located in 25 states or foreign countries

LOCATION AND CONTACT INFORMATION

Allentown, Pennsylvania
Lisa Gotto, Client Service Director
610-481-9870 fax: 610-481-9873,
e-mail:sigma.financial@verizon.net.


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
                                             PERSONAL EXCESS LIABILITY INSURANCE

ABOUT THE PLAN

As an added protection for you, The Home Depot provides you coverage under a Group Personal Excess Liability insurance policy. This policy will cover liability claims made against you for bodily injury, property damage, and personal injury liability after your primary liability contract limits are exhausted.

HOW THE PLAN WORKS

You are automatically enrolled for $5 million in coverage. The annual premium for this coverage is automatically deducted from your annual allowance.

You will have the option to increase the coverage amount to either $10 million or $15 million in coverage.

ANNUAL PREMIUM

$5 Million       $550
$10 Million    $1,100
$15 Million    $1,650

If for any reason you no longer qualify as an eligible participant, your coverage will cease January 31st following the date of your termination of employment or when you no longer have officer status. At that time you will be given the option to apply for an individual policy.

                                                                     CAR PROGRAM

ABOUT THE PLAN

As an Executive, you spend a considerable amount of time traveling between Home Depot locations. The Car Program is designed to make this process more convenient. The Home Depot now offers you the opportunity to use some of your annual allowance towards car-related expenses.

You can use up to 50% of your annual allowance for maintenance, gas, repairs, and other upkeep on your personal car. This car allowance will be automatically paid to you quarterly and will reimburse you for the wear and tear your work travel puts on your personal vehicle.

TO RECEIVE PAYMENT

- You may elect any amount up to 50% of your annual allowance toward the car allowance.

- This amount will be divided into four equal payments. These payments will be paid on March 31, June 30, September 30, and December 31 each year.

- To receive this benefit, you must have officer status on the date payment is made.

                                             SERVICEMASTER -- FUTURE ENHANCEMENT

ABOUT THE PLAN

Your Total Value Package contains many traditional compensation and benefits programs, but the value we provide doesn't reside solely in the realm of the traditional.

Home Depot will team up with the ServiceMaster Company to test the sale of the types of services listed below.

-   Professional lawn, tree and shrub care

-   Landscape installation and maintenance

-   Termite and pest control

-   Plumbing and drain cleaning

-   Carpet and upholstery cleaning

-   Home warranties

You may use your annual allowance to purchase any of the above services. Special rates will be available in the near future -- more information about this benefit will be sent within the next four weeks.


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